EX-28.h.8

Nationwide Fund Distributors LLC

One Nationwide Plaza

Columbus, OH 43215

May 1, 2023

Nationwide Variable Insurance Trust

One Nationwide Plaza

Columbus, OH 43215

Re:	12b-1 Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Distributors LLC (the “Distributor”) agrees that, with respect to each of the following series of the Nationwide Variable Insurance Trust (each, a “Fund” and collectively, the “Funds”) listed below, the Distributor shall waive a portion of the Rule 12b-1 fees for the Class II Shares of each Fund in an amount equal to that set forth opposite each Fund’s name for the period from the date of this Agreement through April 30, 2024:

Name of Fund	Waiver Amount
NVIT BlackRock Managed Global Allocation Fund	0.25%
NVIT DoubleLine Total Return Tactical Fund	0.10%
NVIT Blueprint Aggressive Fund	0.16%
NVIT Blueprint Moderately Aggressive Fund	0.16%
NVIT Blueprint Capital Appreciation Fund	0.16%
NVIT Blueprint Moderate Fund	0.16%
NVIT Blueprint Balanced Fund	0.16%
NVIT Blueprint Moderately Conservative Fund	0.16%
NVIT Blueprint Conservative Fund	0.16%
NVIT Blueprint Managed Growth Fund	0.05%
NVIT Blueprint Managed Growth & Income Fund	0.05%
NVIT Calvert Equity Fund	0.16%
NVIT BNY Mellon Dynamic U.S. Equity Income Fund	0.08%

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Distributors LLC

By:	/s/ Lee T. Cummings
Name: Lee T. Cummings
Title: Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Nationwide Variable Insurance Trust

By:	/s/ Allan J. Oster
Name: Allan J. Oster
Title: Assistant Secretary
Date: May 1, 2023